n e w s r e l e a s e	Exhibit 99.1 Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Lisa Stoner Humana Investor Relations (502) 580-2652 e-mail: LStamper@humana.com
Mark Taylor
Humana Corporate Communications
(317) 753-0345
e-mail: MTaylor108@humana.com

Humana Reports Third Quarter 2021 Financial Results;
Revises Full Year 2021 EPS Financial Guidance

•Reports 3Q21 earnings per diluted common share of $11.84 on a GAAP basis, $4.83 on an Adjusted basis; reports YTD 2021 EPS of $22.77 on a GAAP basis, $19.40 on an Adjusted basis
•Revises FY 2021 EPS guidance to approximately $23.67 on a GAAP basis, or approximately $20.50 on an Adjusted basis, to reflect a net COVID headwind, while confirming $21.50 as the baseline for 2022 Adjusted EPS growth
•Achieves 97 percent, or 4.8 million of the company's Medicare Advantage members currently enrolled in 4-Star and above contracts for 2022, including over 2 million members in 4.5 Star and 5-Star contracts
•Updates FY 2021 expected individual Medicare Advantage membership growth to 450,000 members, reflecting year-over-year growth of 11 percent

LOUISVILLE, KY (November 3, 2021) – Humana Inc. (NYSE: HUM) today reported consolidated pretax income and diluted earnings per common share for the quarter ended September 30, 2021 (3Q21) versus the quarter ended September 30, 2020 (3Q20) and for the nine months ended September 30, 2021 (YTD 2021) versus the nine months ended September 30, 2020 (YTD 2020) as noted in the tables below.

Consolidated income before income taxes and equity in net earnings (pretax income) In millions	3Q21 (a)	3Q20 (b)	YTD 2021 (c)	YTD 2020 (d)
Generally Accepted Accounting Principles (GAAP)	$1,636	$1,755	$3,414	$5,058
Amortization associated with identifiable intangibles	17	23	47	66
Gain on Kindred at Home equity method investment	(1,129)	—	(1,129)	—
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	33	(7)	567	63
Transaction and integration costs associated with Kindred at Home acquisition	71	—	93	—
Change in fair market value of publicly-traded equity securities	174	(643)	197	(643)
Receipt of commercial risk corridor receivables previously written off, net	—	(578)	—	(578)
Adjusted (non-GAAP)	$802	$550	$3,189	$3,966

Diluted earnings per common share (EPS)	3Q21 (a)	3Q20 (b)	YTD 2021 (c)	YTD 2020 (d)
GAAP	$11.84	$10.05	$22.77	$27.37
Amortization associated with identifiable intangibles	0.10	0.13	0.28	0.38
Gain on Kindred at Home equity method investment	(8.74)	—	(8.73)	—
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	0.20	(0.03)	3.38	0.37
Transaction and integration costs associated with Kindred at Home acquisition	0.39	—	0.52	—
Change in fair market value of publicly-traded equity securities	1.04	(3.72)	1.18	(3.73)
Receipt of commercial risk corridor receivables previously written off, net	—	(3.35)	—	(3.35)
Adjusted (non-GAAP)	$4.83	$3.08	$19.40	$21.04
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

“Despite pandemic-related impacts, Humana had a strong third quarter, which we attribute largely to the strength of our Medicare Advantage (MA) offerings, highlighted by our individual MA membership expected to grow 11 percent year-over-year, ahead of industry expectations,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. "Given a highly competitive market, this type of growth is difficult, but we believe our success speaks to the value that our MA plans deliver to Medicare beneficiaries; our industry leading customer experience that has been recognized from notable organizations such as Forrester, J.D. Power, and USAA; and our focus on quality as evidenced by our recently announced results in CMS’s Five-Star Quality Rating System where we continue to be a leader among our peers, with 4.8 million, or 97 percent, of our MA members enrolled in plans rated 4-stars or higher. Looking ahead to 2022, we’re taking a steady and balanced approach to ensure we can maintain years-long stability of benefits for our customers, while also continuing to navigate pandemic uncertainties and the return to industry norms."

Summary of Quarterly Results

3Q21 and YTD 2021 results reflect the strength of Humana's underlying core operations, combined with the continued impact of the COVID-19 pandemic. Year-over-year comparisons for GAAP and Adjusted consolidated pretax income and EPS results were impacted by the following factors:
•the consolidation of Kindred at Home operations upon completion of the acquisition of the remaining 60 percent interest in Kindred at Home in August 2021; and
•the significant impact of the deferral of non-essential care in 2020, primarily in the second quarter of 2020, net of COVID-19 testing and treatment costs and the company’s pandemic relief efforts in YTD 2020.

The year-over-year changes in GAAP and Adjusted EPS for 3Q21 and YTD 2021 further reflect the beneficial tax impact of the termination of the health insurance industry fee (HIF) in 2021 and a lower number of shares used to compute EPS, primarily reflective of share repurchases in 2020.

In addition, year-over-year comparisons in GAAP consolidated pretax income and EPS results, on both a quarter and YTD basis, were impacted by the following:
•$1.13 billion gain associated with the company's previous minority ownership in Kindred at Home,
•put/call valuation adjustments associated with the company's non-consolidating minority interest investments (including the portion related to Kindred at Home for the period in 2021 prior to the transaction closing when the company held a minority ownership interest),
•the change in the fair market value of publicly-traded equity securities (primarily Oak Street Health, Inc.),
•transaction and integration costs associated with the Kindred at Home acquisition, and
•the 3Q20 receipt of unpaid risk corridor payments that were previously written off.

Please refer to the tables above, as well as the consolidated and segment highlight sections in the detailed earnings release for additional discussion of the factors impacting the year-over-comparisons.
In addition, below is a summary of key consolidated and segment statistics comparing 3Q21 to 3Q20 and YTD 2021 and YTD 2020.

Humana Inc. Summary of Quarterly Results (dollars in millions, except per share amounts)	3Q21 (a)	3Q20 (b)	YTD 2021 (c)	YTD 2020 (d)
Consolidated results:
Revenues - GAAP	$20,697	$20,075	$62,010	$58,093
Revenues - Adjusted	$20,871	$18,823	$62,207	$56,841
Pretax income - GAAP	$1,636	$1,755	$3,414	$5,058
Pretax income - Adjusted	$802	$550	$3,189	$3,966
Diluted EPS - GAAP	$11.84	$10.05	$22.77	$27.37
Diluted EPS - Adjusted	$4.83	$3.08	$19.40	$21.04
Benefits expense ratio - GAAP	87.1%	82.6%	86.3%	81.4%
Benefits expense ratio - Adjusted	87.1%	85.3%	86.3%	82.3%
Operating cost ratio - GAAP	12.6%	13.0%	10.9%	12.2%
Operating cost ratio - Adjusted	12.2%	13.2%	10.8%	12.3%
Operating cash flows - GAAP	$2,835	$1,815	$2,358	$5,356
Parent company cash and short term investments	$1,246	$2,422
Debt-to-total capitalization	43.0%	33.0%
Retail segment results:
Revenues - GAAP	$18,440	$16,741	$55,633	$50,464
Benefits expense ratio - GAAP	88.1%	85.1%	87.6%	83.3%
Operating cost ratio - GAAP	9.1%	11.2%	8.4%	10.0%
Segment earnings - GAAP	$456	$553	$2,086	$3,227
Segment earnings - Adjusted	$460	$557	$2,098	$3,239
Group and Specialty segment results:
Revenues - GAAP	$1,695	$1,794	$5,150	$5,494
Benefits expense ratio - GAAP	86.4%	93.0%	81.2%	79.6%
Operating cost ratio - GAAP	24.9%	25.2%	23.9%	24.0%
Segment (loss) earnings - GAAP	($28)	($160)	$186	$232
Segment (loss) earnings - Adjusted	($27)	($159)	$189	$235
Healthcare Services segment results:
Revenues - GAAP	$8,038	$7,131	$22,760	$21,157
Operating cost ratio - GAAP	95.0%	96.4%	95.6%	95.8%
Segment earnings - GAAP	$373	$249	$953	$816
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (e)	$415	$327	$1,132	$1,036

2021 Earnings Guidance

Humana is revising its GAAP EPS guidance range for the year ending December 31, 2021 (FY 2021) to approximately $23.67 from the previous range of $24.97 to $25.47. Humana is also revising its FY 2021 Adjusted EPS guidance to approximately $20.50 from the previous guidance range of $21.25 to $21.75. The current FY 2021 EPS guidance reflects the company’s updated view of utilization for the fourth quarter of 2021. Please see below for the company’s previous guidance commentary for reference, as well as detail of utilization assumptions included in the current FY 2021 guidance.

2021 Utilization (as a percent of Estimated FY 2021 Baseline Medicare Advantage Claims Expense)	Second Half of 2021 (2H21)

Projection as of September 2021
COVID Utilization	3.0%
Depression in non-COVID Utilization	(5.5)%
Total Medicare Advantage Utilization (COVID and non-COVID)	(2.5)%

	3Q21	4Q21	2H21
As of November 3, 2021 (3Q21 actual; 4Q21 projected)
COVID Utilization	6.7%	3.0%	4.9%
Depression in non-COVID Utilization	(7.7)%	(4.0)%	(5.9)%
Total Medicare Advantage Utilization (COVID and non-COVID)	(1.0)%	(1.0)%	(1.0)%

Previous Commentary:
In Humana’s second quarter earnings release dated July 28, 2021, the company explained that FY 2021 guidance assumed non-COVID Medicare Advantage utilization would run 2.5 percent below baseline in the second half of the year, with a further assumption of minimal COVID testing and treatment costs for the same period.

In September 2021, as a result of the surge in COVID cases due to the Delta variant, Humana updated its commentary on FY 2021 Adjusted EPS guidance to indicate it expected non-COVID Medicare Advantage utilization to be 5.5 percent below baseline in the back of the year, while being partially offset by 3 percent of COVID costs, therefore, again assuming total utilization would be 2.5 percent below baseline in the second half of 2021.

November 3, 2021 Update:
As noted in the table above, during 3Q21 COVID costs were higher than previously expected, as the Delta variant resulted in hospitalization levels on par with what the company experienced in January of 2021 despite over 80 percent of its Medicare Advantage members believed to be vaccinated. Non-COVID Medicare Advantage utilization was lower than previously anticipated, and while this reduction fully offset the higher than expected COVID costs, resulting in total Medicare Advantage utilization running 1 percent below the company's baseline estimates, this net deduction was 150 basis points less than the company's previous expectations that total Medicare Advantage utilization would run 2.5 percent below its baseline estimates for the second half of 2021. However, the company experienced higher than anticipated favorable current period medical claims reserve development and other operating outperformance in 3Q21 contributing to results that were slightly favorable to consensus expectations.

The company is updating its FY 2021 EPS guidance to take a more conservative posture going into the final months of 2021, now anticipating total Medicare Advantage utilization, net of COVID costs, will run approximately 1 percent below baseline in the fourth quarter (4Q21), consistent with its 3Q21 experience. This guidance does not assume the higher levels of favorable current period development seen in 3Q21 will continue.

Notably, as the company has consistently shared throughout the year, the midpoint of its original guidance range of $21.50 remains the correct baseline for 2022 Adjusted EPS growth given its 2022 pricing assumptions.

Humana GAAP and Adjusted results for FY 2020 are shown below for comparison.

Diluted earnings per common share	FY 2021 Guidance (f)	FY 2020 (g)
GAAP	~$23.67	$25.31
Amortization of identifiable intangibles	0.39	0.51
Gain on Kindred at Home equity method investment	(8.73)	—
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	3.38	0.60
Transaction and integration costs associated with the Kindred at Home acquisition	0.61	—
Change in fair market value of publicly-traded equity securities	1.18	(4.32)
Receipt of commercial risk corridor receivables previously written off, net	—	(3.35)
Adjusted (non-GAAP) – FY 2021 projected; FY 2020 reported	~$20.50	$18.75
Detailed Press Release
Humana’s full earnings press release including the statistical pages has been posted to the company’s Investor Relations site and may be accessed at https://humana.gcs-web.com/ or via a current report on Form 8-K filed by the company with the Securities and Exchange Commission this morning (available at www.sec.gov or on the company’s website).
Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
All parties interested in the company’s 3Q21 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 3Q21 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available from approximately 12:15 p.m. Eastern time on November 3, 2021 until 10:59 p.m. Eastern time on January 3, 2022 and can be accessed by dialing 855-859-2056 and providing the conference ID #7294015.

Footnotes
(a) 3Q21 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $17 million pretax, or $0.10 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Gain associated with Kindred at Home equity method investment of approximately $1,129 million pretax, or $8.74 per diluted common share; the gain was recorded upon closing of the Kindred at Home transaction in August 2021; GAAP measures affected in this release include consolidated pretax and EPS.

•Put/call valuation adjustments of approximately $33 million pretax, or $0.20 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Transaction and integration costs associated with Kindred at Home acquisition of approximately $71 million pretax, or $0.39 per diluted common share; GAAP measure affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio.
•Change in fair market value of publicly-traded equity securities of $174 million pretax, or $1.04 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities.

(b) 3Q20 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $23 million pretax, or $0.13 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $7 million pretax, or $0.03 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Change in fair market value of publicly-traded equity securities of $643 million pretax, or $3.72 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities.
•Net adjustment of $578 million pretax, or $3.35 per diluted common share, related to the receipt of unpaid risk corridor payments associated with the losses incurred by the company under the ACA business in 2014 to 2016 (previously written off). GAAP measures affected in this release include consolidated pretax, EPS, consolidated revenues, consolidated benefits expense ratio, and consolidated operating cost ratio.

(c) YTD 2021 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $47 million pretax, or $0.28 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Gain associated with Kindred at Home equity method investment of approximately $1,129 million pretax, or $8.73 per diluted common share; the gain was recorded upon closing of the Kindred at Home transaction in August 2021. GAAP measures affected in this release include consolidated pretax and EPS.
•Put/call valuation adjustments of approximately $567 million pretax, or $3.38 per diluted common share, associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021. GAAP measures affected in this release include consolidated pretax and EPS.
•Transaction and integration costs associated with Kindred at Home acquisition of approximately $93 million or $0.52 per diluted common share; GAAP measure affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio.
•Change in fair market value of publicly-traded equity securities of $197 million pretax, or $1.18 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily

Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities.

(d) YTD 2020 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $66 million pretax, or $0.38 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $63 million pretax, or $0.37 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.
•Change in fair market value of publicly-traded equity securities of $643 million pretax, or $3.73 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities.
•Net adjustment of $578 million pretax, or $3.35 per diluted common share, related to the receipt of unpaid risk corridor payments associated with the losses incurred by the company under the ACA business in 2014 to 2016 (previously written off). GAAP measures affected in this release include consolidated pretax, EPS, consolidated revenues, consolidated benefits expense ratio, and consolidated operating cost ratio.

(e) The Healthcare Services segment Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from all lines of business within the segment. The Adjusted EBITDA also includes the impact of Humana’s minority interest related to the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers. Prior periods, as well as a portion of 3Q21, reflect the impact of Humana's previous 40 percent minority interest in Kindred at Home. In August 2021, Humana completed the acquisition of the remaining 60 percent ownership of Kindred at Home and accordingly, now consolidates its results.

(f) FY 2021 Adjusted EPS projections exclude the following:
•Amortization expense for identifiable intangibles of $0.39 per diluted common share.
•Gain associated with Kindred at Home equity method investment of approximately $8.73 per diluted common share; the gain was recorded upon closing of the Kindred at Home transaction in August 2021.
•Put/call valuation adjustments of $3.38 per diluted common share related to Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021. FY 2021 GAAP EPS guidance excludes the impact of future value changes of these put/call options as the future value changes cannot be estimated.
•Estimated transaction and integration costs associated with the Kindred at Home acquisition of approximately $0.61 per diluted common share.
•Change in the fair market value of equity securities of $1.18 per diluted common share. The future value of publicly-traded equity securities, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of these investments.

(g) FY 2020 Adjusted results exclude the following:
• Amortization expense for identifiable intangibles of $0.51 per diluted common share.
• Put/call valuation adjustments of $0.60 per diluted common share associated with Humana's non-consolidating minority interest investments.
• Change in fair market value of publicly-traded equity securities of $4.32 per diluted common share.
• Net adjustment of $3.35 per diluted common share, related to the receipt of unpaid risk corridor payments associated with the losses incurred by the company under the ACA business from 2014 to 2016 (previously written off).

Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt our operations or in the unintended dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts; governmental audits and investigations; potential inadequacy of government determined payment rates; delays, reductions, suspensions, or cancellations of government funding resulting from a delay by Congress in raising the federal government's debt ceiling; potential restrictions on profitability; including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business; or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
•The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

To the extent that the spread of COVID-19 is not contained, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, which may increase significantly as a result of higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs. Humana may also experience increased costs or decreased revenues if, as a result of the company’s members being unable or unwilling to see their providers due to actions taken to mitigate the spread of COVID-19, Humana is unable to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles. In addition, Humana is offering, and has been mandated by legislative and regulatory action (including the Families First Act and CARES Act) to provide, certain expanded benefit coverage to its members, such as waiving out of pocket costs for COVID-19 testing and treatment. Humana is also taking actions designed to help provide financial and administrative relief for the health care provider community. Such measures and any further steps taken by Humana, or governmental action, to continue to respond to and address the ongoing impact of COVID-19 (including further expansion or modification of the services delivered to its members, the adoption or modification of regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements), to provide further relief for the health care provider community, or in connection with the relaxation of stay-at-home and physical distancing orders and other restrictions on movement and economic activity, including the potential for widespread testing and therapeutic treatments and the distribution and administration of COVID-19 vaccines, could adversely impact the company’s profitability.

The spread and impact of COVID-19, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. Humana has transitioned a significant subset of its employee population to a remote work environment in an effort to mitigate the spread of COVID-19, as have a number of the company’s third-party service providers, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal information or proprietary or confidential information about the company or its members or other third-parties. The outbreak of COVID-19 has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.

The ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, and the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting or reimposing restrictions on movement and economic activity, the timing and degree in resumption of demand for deferred healthcare services, the pace of administration of COVID-19 vaccines and the effectiveness of those vaccines, and related risks. The magnitude and duration of the pandemic and its impact on Humana’s business, results of operations, financial position, and cash flows is uncertain, but such impacts could be material to the company’s business, results of operations, financial position and cash flows.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•Form 10-K for the year ended December 31, 2020;

•Form 10-Q for the quarter ended March 31, 2021; June 30, 2021; and

•Form 8-Ks filed during 2021.
About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information